Exhibit 10.18

AWARD AGREEMENT

Under The

Barrett Business Services, Inc.

2003 Stock Incentive Plan

NON-EMPLOYEE DIRECTOR OPTION

Corporation:	BARRETT BUSINESS SERVICES, INC.
8100 N.E. Parkway Drive, Suite 200 Vancouver, Washington 98662

Participant:	___________________________________ ___________________________________ ___________________________________

Date:	_________________, 20__

Corporation maintains the Barrett Business Services, Inc., 2003 Stock Incentive Plan (the “Plan”).

This Award Agreement evidences the grant of a Nonqualified Option (the “Option”) to Participant.

The parties agree as follows:

1.	Defined Terms

When used in this Agreement, the following terms have the meaning specified below:

(a) “Acquiring Person” means any person or related person or related persons which constitute a “group” for purposes of Section 13(d) and Rule 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”), as such Section and Rule are in effect as of the Grant Date; provided, however, that the term Acquiring Person shall not include (i) Corporation or any of its Subsidiaries, (ii) any employee benefit plan of Corporation or any of its Subsidiaries, (iii) any entity holding voting capital stock of Corporation for or pursuant to the terms of any such employee benefit plan, or (iv) any person or group solely because such person or group has voting power with respect to capital stock of Corporation arising from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the Exchange Act.

(b) “Change in Control” means:

(i) A change in control of Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the Grant Date pursuant to the Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any Acquiring Person hereafter becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of 30 percent or more of the combined voting power of Voting Securities; or

(ii) During any period of 12 consecutive calendar months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by Corporation shareholders of each new director was approved by a vote of at least a majority of the directors then in office who were directors at the beginning of the period; or

(iii) There shall be consummated (i) any consolidation or merger of Corporation in which Corporation is not the continuing or surviving corporation or pursuant to which Voting Securities would be converted into cash, securities, or other property, other than a merger of Corporation in which the holders of Voting Securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Corporation; or

(iv) Approval by the shareholders of Corporation of any plan or proposal for the liquidation or dissolution of Corporation.

(c) “Change in Control Date” means the first date following the Grant Date on which a Change in Control has occurred.

(d) “Grant Date” means the date the Option is granted, which is reflected as the date of this Agreement.

(e) “Retirement” means ceasing to be a member of the Board for any reason (other than by removal) after service on the Board for at least 10 years.

(f) “Voting Securities” means Corporation’s issued and outstanding securities ordinarily having the right to vote at elections for director.

Capitalized terms not otherwise defined in this Agreement have the meanings given them in the Plan.

2.	Grant of Option

Subject to the terms and conditions of this Agreement and the Plan, Corporation grants to Participant the Option to purchase ___________ Shares of Corporation’s common stock at $_______ per share [100 percent of the Fair Market Value of a Share on the date of grant].

3.	Terms of Option

The Option is subject to all the provisions of the Plan and to the following terms and conditions:

3.1 Term. The term of the Option is ten years from the Grant Date and will automatically terminate on ____________, 20__, to the extent not exercised, unless terminated earlier in accordance with this Agreement.

3.2 Time of Exercise. Unless the Option is otherwise terminated or the time of its exercisability is accelerated in accordance with this Agreement, the Option may be exercised from time to time to purchase Shares up to the following limits (based on years after the Grant Date and including any Shares previously purchased pursuant to the Option):

(a) During the first year - none;

(b) During the second year - up to 25 percent of the total Shares;

(c) During the third year - up to 50 percent of the total Shares;

(d) During the fourth year - up to 75 percent of the total Shares; and

(e) After the fourth year - 100 percent.

3.3 Continuation as Director. If Participant ceases to be a member of the Board for any reason, the right to exercise the Option, to the extent the Option had become exercisable on or before the termination date, will expire at the end of the following periods:

After Termination On Account of	Period
Death	1 year
Retirement	5 years
Disability	1 year
Any other reason	3 months

3.4 Acceleration of Exercisability. Notwithstanding the schedule provided in subsection 3.2, the Option will become fully exercisable upon the occurrence of either:

(a) Participant’s death or withdrawal from the Board by reason of Disability or Retirement; or

(b) A Change in Control Date.

3.5 Method of Exercise. The Option, or any portion thereof, may be exercised, to the extent it has become exercisable pursuant to this Agreement, by delivery of written notice to Corporation stating the number of Shares, form of payment, and proposed date of closing.

3.6 Other Documents. Participant will be required to furnish to Corporation before closing such other documents or representations as Corporation may require to assure compliance with applicable laws and regulations.

3.7 Payment. The exercise price for the Shares purchased upon exercise of the Option must be paid in full at or before closing by one or a combination of the following:

(a) Payment in cash;

(b) Delivery of previously acquired Shares having a Fair Market Value equal to the exercise price; or

(c) Delivery (in a form approved by the Committee) of an irrevocable direction to a securities broker acceptable to the Committee:

(i) To sell Shares subject to the Option and to deliver all or a part of the sales proceeds to Corporation in payment of all or a part of the exercise price; or

(ii) To pledge Shares subject to the Option to the broker as security for a loan and to deliver all or a part of the loan proceeds to Corporation in payment of all or a part of the exercise price.

3.8 Previously Acquired Shares. Delivery of previously acquired Shares in full or partial payment for the exercise of’ the Option will be subject to the following conditions:

(a) The Shares tendered must be in good delivery form;

(b) The Fair Market Value of the Shares tendered, together with the amount of cash, if any, tendered must equal or exceed the exercise price of the Option;

(c) Any Shares remaining after satisfying the payment for the Option will be reissued in the same manner as the Shares tendered; and

(d) No fractional Shares will be issued and cash will not be paid to the Participant for any fractional Share value not used to satisfy the Option exercise price.

4.	Tax Reimbursement

In the event any withholding or similar tax liability is imposed on Corporation in connection with or with respect to any exercise of the Option, Participant agrees to pay to Corporation an amount sufficient to provide for such tax liability.

5.	Conditions Precedent

Corporation will use its best efforts to obtain approval of the Plan and this Option by any state or federal agency or authority that Corporation determines has jurisdiction. If Corporation determines that any required approval cannot be obtained, this Option will terminate on notice to Participant to that effect. Without limiting the foregoing, Corporation will not be required to issue any Shares upon exercise of the Option, or any portion thereof, until Corporation has taken any action required to comply with all applicable federal and state securities laws.

6.	Successorship

Subject to restrictions on transferability set forth in the Plan, this Agreement will be binding upon and benefit the parties, their successors and assigns.

7.	Notices

Any notices under this Option must be in writing and will be effective when actually delivered personally or, if mailed, when deposited as registered or certified mail directed to the address of Corporation’s records or to such other address as a party may certify by notice to the other party.

8.	Arbitration

Any dispute or claim that arises out of or that relates to this Agreement or to the interpretation, breach, or enforcement of this Agreement, must be resolved by mandatory arbitration in accordance with the then effective arbitration rules of Arbitration Service of Portland, Inc., and any judgment upon the award rendered pursuant to such arbitration may be entered in any court having jurisdiction thereof.

9.	Attorney Fees

In the event of any suit or action or arbitration proceeding to enforce or interpret any provision of this Agreement (or which is based on this Agreement), the prevailing party will be entitled to recover, in addition to other costs, reasonable attorney fees in connection with such suit, action, arbitration, and in any appeal. The determination of who is the prevailing party and the amount of reasonable attorney fees to be paid to the prevailing party will be decided by the arbitrator or arbitrators (with respect to attorney fees incurred prior to and during the arbitration proceedings) and by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided, including the court which hears any exceptions made to an arbitration award submitted to it for confirmation as a judgment (with respect to attorney fees incurred in such confirmation proceedings).

BARRETT BUSINESS SERVICES, INC.

By
Its

Participant